Exhibit 99.1

News Release

For more information, please contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
tel: 402-240-4154
www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS FOURTH QUARTER EPS FROM CONTINUING
OPERATIONS MORE THAN DOUBLES VS. YEAR-AGO PERIOD;
EPS OF $1.63 – $1.66 EXPECTED IN FISCAL 2010, EXCLUDING ITEMS
IMPACTING COMPARABILITY
Fourth Quarter Highlights:
•	Total sales increased 8%, driven by strong growth in the Consumer Foods segment.

•	Diluted EPS from continuing operations: $0.39, +129% vs. year-ago amounts as reported, and $0.41, +128% vs. year-ago amounts excluding items impacting comparability.

•	Consumer Foods posted 53% operating profit growth as reported, and 40% excluding items impacting comparability.

•	Commercial Foods operating profit increased 35%.

•	Successful supply chain and SG&A cost-savings initiatives.

•	The company estimates diluted EPS from continuing operations to be $1.63-$1.66 for fiscal 2010, excluding items impacting comparability.
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CONAGRA FOODS

OMAHA, Neb., June 25, 2009 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2009 fourth quarter ended May 31, 2009. Overall sales grew 8%. Diluted EPS from continuing operations was $0.39 for the quarter, an increase of 129% from prior-year levels of $0.17. Excluding $0.02 per diluted share of net expense in the current quarter and $0.01 of net expense in the year-ago period from items impacting comparability, diluted EPS from continuing operations in the current quarter was $0.41, an increase of 128% from $0.18 earned in the same period a year ago. Items impacting comparability are summarized toward the end of this release. The company estimates that the extra week this quarter provided approximately $0.03 of EPS, which enabled additional marketing and innovation investments; the company anticipated the benefit of an extra week as it developed its plans for increased marketing investment for the fourth quarter of fiscal 2009.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We posted a very good fourth quarter and delivered full-year EPS in line with our recent guidance. Consumer Foods made significant progress in the second half of the year, and I am pleased with the momentum that is building. Commercial Foods continues to deliver good results and to navigate the challenges of its markets very well. The overall health of our business is very good.”
He continued, “Given our strengthening execution, moderating inflation, and the benefit of innovation, we are in a good position to deliver healthy EPS growth in fiscal 2010 while increasing investment in our brands. Our estimate of fiscal 2010 diluted EPS from continuing operations is $1.63-$1.66 per share, excluding items impacting comparability. We will provide investors with the customary updates on our progress and expectations throughout the fiscal year.”
Subsequent to quarter-end, there was a tragic accident at the company’s Garner, N.C., Slim Jim manufacturing plant. Since the event, the company has relied on existing inventories of Slim Jim to service customer needs, although shipments have been at reduced levels. The company is in the process of reestablishing production capacity for the brand. Although service disruptions are likely during the first quarter of fiscal 2010, the company expects the business to achieve acceptable service levels during the second quarter of fiscal 2010 and expects the accident to have no material impact on long-term brand dynamics.
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The company maintains comprehensive property and general liability insurance policies with very significant loss limits that it believes will provide substantial and broad coverage for the currently foreseeable losses arising from this event. The company anticipates that it will incur modest costs related to deductibles and co-payment obligations under available insurance policies, as well as other one-time costs that are not currently expected to be material. The company currently plans to treat these amounts, as well as any net gain or loss from insured losses, asset write offs, and insurance recoveries under these policies, as items impacting comparability in earnings releases for fiscal 2010, which began on June 1, 2009.
The company also maintains business interruption insurance with significant limits that it anticipates will respond to this situation. For the purposes of providing annual earnings estimates for fiscal 2010, the company currently expects amounts received from business interruption insurance to substantially compensate for any foregone Slim Jim profits from the disruption, and thus will not treat any business interruption insurance proceeds as items impacting comparability.
Consumer Foods Segment (63% of Fiscal 2009 Sales)
Branded consumer products sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $2,138 million and operating profit of $271 million in the fiscal 2009 fourth quarter, and $1,878 million of sales and $177 million of operating profit in the year-ago period.
Fourth-quarter fiscal 2009 Consumer Foods sales growth was 14%, reflecting 8% contribution from pricing and mix, 7% unit growth, and -1% impact from unfavorable foreign currency exchange rates. The company estimates that an extra week this quarter added approximately 7 percentage points to sales and unit volume growth. Due to a combination of on-trend new products, significantly improved marketing, and a strong value-orientation in the company’s branded portfolio, many brands posted strong sales growth, even without the benefit of an extra week in the current quarter.
•	Recent innovation, along with other transformational improvements in its frozen foods business and strong marketing campaigns, produced double-digit sales growth among major frozen brands such as Healthy Choice, Marie Callender’s, and Banquet.
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CONAGRA FOODS

•	Other brands, including Alexia, Hebrew National, Hunt’s, Orville Redenbacher’s, Peter Pan, Reddi-wip, and Snack Pack, also posted double-digit sales growth. Brand details and sub-segment performance can be found in the financial information and Q&A document accompanying this release.
Fourth-quarter fiscal 2009 Consumer Foods operating profit increased 53% to $271 million over the prior-year amount of $177 million. Excluding $17 million of net expense in prior-year amounts from items impacting comparability, current quarter comparable operating profit increased 40%. While still significant, input cost inflation was much less severe than in recent quarters. Inflation was more than offset by strong supply chain savings as well as successful selling, general, and administrative expense (SG&A) focus, resulting in dollar profit and margin percentage improvement. Marketing expense increased by approximately $16 million, supported by the benefit of the extra week. Changes in foreign exchange rates negatively impacted profitability by approximately $11 million.
The company is confident that its innovation, marketing, and cost-savings initiatives, combined with more manageable input cost inflation, will result in strong year-over-year operating profit growth and operating margin expansion for this segment in fiscal 2010.
Commercial Foods Segment (37% of Fiscal 2009 Sales)
Specialty potato products, dehydrated vegetables, seasonings, blends, flavors, and milled grain products sold to foodservice, retail and commercial channels worldwide.
For the fiscal fourth quarter, sales for the Commercial Foods segment were $1,160 million, down 2% from year-ago amounts; the decline reflects lower flour prices due to lower underlying wheat costs at ConAgra Mills. Despite challenging foodservice industry conditions, Lamb Weston specialty potato operations posted good sales results due to favorable mix as well as pricing actions that followed raw product cost increases. Acquisitions also contributed to Lamb Weston’s sales growth. The company estimates that the extra week added approximately 7 percentage points of growth to the overall segment’s sales.
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Segment operating profit was $155 million for the quarter, 35% above year-ago amounts, reflecting strong sales, efficiencies, and mix at Lamb Weston, as well as better flour milling margins due to plant efficiencies, mix, and effective risk management at ConAgra Mills. Profits for Gilroy Foods and Flavors were below year-ago amounts given the impact of the weak economy on some foodservice-related customers. The extra week also benefited current quarter profit growth for the overall segment.
The company expects this segment’s operating profits in fiscal 2010 to be roughly in line with those of fiscal 2009, largely reflecting operating efficiencies, as well as challenges for some restaurant and industrial customers throughout fiscal 2010, along with a fiscal 2010 forecast for less favorable market conditions for flour milling.
Hedging Activities - This language primarily relates to operations other than the company’s milling operations.
The company uses hedging activities to manage the risk in its plans for the cost of various commodity inputs and, to a lesser extent, foreign exchange. To improve the transparency of segment operating results, the company began utilizing a new methodology for presenting derivative gains and losses in the first quarter of fiscal 2009. This methodology temporarily classifies mark-to-market gains and losses as unallocated Corporate expense. The company later transfers the gains or losses to segment operating profit when the underlying item being hedged is recognized in cost of goods sold for the applicable operating segment (with a corresponding offset in the unallocated Corporate results). Prior-year amounts utilized a different methodology, which immediately classified the hedge gain or loss in the segment operating results regardless of when the underlying item was expensed. Prior-year fourth-quarter results include $41 million of net derivative gains ($25 million in Consumer Foods and $16 million in Commercial Foods other than the milling operations). This change in methodology was discussed in detail in the company’s first-quarter fiscal 2009 earnings release dated Sept. 18, 2008. An example of the new methodology is presented in the written Q&A document accompanying that release.
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In the fiscal 2009 fourth quarter, $31 million of previously reported mark-to-market losses held as unallocated Corporate expense was reclassified as operating segment expense: $18 million to the Consumer Foods segment and $13 million to the Commercial Foods segment. Separately, unallocated Corporate expense decreased by $9 million due to additional mark-to-market gains during the quarter, temporarily classified as part of unallocated Corporate results until reclassification to operating segments at a later date. This quarter’s $40 million benefit to unallocated Corporate expense ($31 million of benefit from reclassifying mark-to-market losses to other segments and $9 million of additional mark-to-market gains remaining as unallocated Corporate) is listed as an item impacting comparability.
Other Items
•	Corporate expense was $115 million for the fiscal fourth quarter and $114 million in the year-ago period. Current-year fourth-quarter amounts reflect a net benefit of $40 million, reflecting the mark-to-market adjustment described above, and a $50 million pre-tax charge related to the early retirement of debt (described in Capital Items below), while prior-year fourth-quarter amounts include $5 million of restructuring charges. Excluding those amounts, unallocated Corporate expense was $105 million in the current quarter versus $109 million last year.

•	Equity method investments generated $10 million of profit for the fiscal fourth quarter, up from $7 million in the year-ago period, reflecting improving cost dynamics for an international potato joint venture.

•	Net interest expense was $51 million in the fiscal fourth quarter and $70 million in the year-ago period. Current-year fourth-quarter amounts include approximately $21 million of interest income from notes receivable held in connection with the June 2008 divestiture of the company’s Trading & Merchandising operations.

•	The effective tax rate for continuing operations for the quarter was 35%.
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Capital Items
•	As part of refinancing actions taken during the fourth quarter of fiscal 2009, the company:
o	Issued $1 billion aggregate principal amount of senior notes maturing in 2014 and 2019, with an average blended interest rate of approximately 6.4%.

o	Repaid approximately $900 million aggregate principal amount of senior notes and, in the process, paid $50 million of premium and transaction fees related to the repayment. The $50 million of pre-tax premium and transaction fees ($31 million after tax) equated to $0.07 of net EPS impact in the quarter, identified as an item impacting comparability.

o	Contributed $100 million to its pension plans.
•	Due to the accelerated share repurchase program in place for most of this fiscal year, the company received an additional 5.6 million shares of its common stock during the fiscal fourth quarter. This reduced the company’s nominal share balance by 5.6 million without the deployment of additional cash.

•	Dividends paid during the fourth quarter of fiscal 2009 totaled $85 million versus $93 million in the year-ago period, reflecting fewer shares outstanding.

•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $121 million, compared with $128 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $82 million for the quarter, which compares with a total of $76 million in the year-ago period.
Discontinued Operations
During the quarter, the company reclassified the results of some small Consumer Foods foodservice brands as discontinued operations given the pending sale of the operations. Historical results now reflect this minor change.
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Outlook
The company expects fiscal 2010 diluted EPS from continuing operations to be $1.63-$1.66, excluding items impacting comparability. In determining this range, the company anticipates that business interruption insurance proceeds will substantially compensate for foregone Slim Jim profits during the period of disruption following the recent Garner, N.C., plant accident. The company will provide customary updates to its fiscal 2010 outlook throughout the year.
Major Items Affecting Fourth-quarter Fiscal 2009 EPS Comparability
Included in the $0.39 diluted EPS* from continuing operations for the fourth quarter of fiscal 2009 (EPS amounts rounded and after tax):
•	Approximately $0.07 per diluted share of expense related to early retirement of debt; this is classified as $50 million of (pre-tax) unallocated Corporate expense.

•	Approximately $0.05 per diluted share of net benefit to unallocated Corporate expense resulting from:
o	Reclassifying $31 million of net losses on derivatives from unallocated Corporate expense to the operating segments, and

o	An additional $9 million of gain on derivatives used to hedge input costs. This additional $9 million gain is currently classified within unallocated Corporate expense and will be reclassified to the operating segments at a later date.

*	The company estimates a benefit of approximately $0.03 per diluted share due to the extra week in the fourth quarter of fiscal 2009, which enabled additional marketing and innovation investments.
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CONAGRA FOODS

Included in the $0.17 diluted EPS from continuing operations for the fourth quarter of fiscal 2008 (EPS amounts rounded and after tax):
•	Expense of $0.03 per diluted share, or $22 million pre-tax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These costs are reflected within the Consumer Foods segment (Cost of goods sold of $1 million and SG&A expense of $16 million) and unallocated Corporate expense of $5 million.

•	Benefit of $0.02 per diluted share due to a lower-than-planned tax rate.
Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT to discuss these results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-205-6439 and 1-913-312-1494, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 6243915. A rebroadcast also will be available on the company’s Web site.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip and many other ConAgra Foods brands in grocery, convenience, mass merchandise, and club stores. ConAgra Foods also has a strong business-to-business presence, supplying potato, other vegetable, spice and grain products to a variety of well-known restaurants, foodservice

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CONAGRA FOODS

operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
Note on Forward-looking Statements
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials; the impact of the accident at the Garner manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.
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CONAGRA FOODS

Regulation G Disclosure
Continuing Operations
Below is a reconciliation of diluted earnings per share exclusive of items impacting comparability.
Q4 FY09 EPS from Continuing Operations
Reconciliation for Regulation G Purposes

					Year-over-year
	Q4 FY09		Q4 FY08		% change
Diluted EPS	$0.39		$0.17		129%

Items impacting comparability:

Restructuring charges	—		0.03	*
Expense (benefit) related to mark-to-market impact of derivatives	(0.05	)*	—
Expense (benefit) related to early retirement of debt	0.07	*	—
Benefit of lower-than-normal tax rate	—		(0.02	)*

Diluted EPS excluding items impacting comparability	$0.41		$0.18		128%

*	Items impacting comparability are each rounded to the nearest penny
Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Reconciliation
(impacted by rounding)

			Year-over-year
(Dollars in millions)	Q4 FY09	Q4 FY08	% change
Consumer Foods Segment Operating Profit	$271	$177	53%
Restructuring charges	—	17

Consumer Foods Segment Adjusted Operating Profit	$271	$194	40%

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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	FOURTH QUARTER
	14 Weeks Ended	13 Weeks Ended
	May 31, 2009	May 25, 2008	Percent Change
SALES
Consumer Foods	$2,137.6	$1,877.8	13.8%
Commercial Foods	1,160.4	1,188.8	(2.4)%

Total	3,298.0	3,066.6	7.5%

OPERATING PROFIT
Consumer Foods	$270.5	$177.1	52.7%
Commercial Foods	155.2	114.7	35.3%

Total operating profit for segments	425.7	291.8	45.9%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(114.5)	(113.6)	0.8%
Interest expense, net	(51.4)	(69.6)	(26.1)%

Income from continuing operations before income taxes and equity method investment earnings	$259.8	$108.6	139.2%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)

	YEAR-TO-DATE
	53 Weeks Ended	52 Weeks Ended
	May 31, 2009	May 25, 2008	Percent Change
SALES
Consumer Foods	$8,031.3	$7,435.4	8.0%
Commercial Foods	4,699.9	4,128.1	13.9%

Total	12,731.2	11,563.5	10.1%

OPERATING PROFIT
Consumer Foods	$956.5	$830.4	15.2%
Commercial Foods	583.6	511.7	14.1%

Total operating profit for segments	1,540.1	1,342.1	14.8%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(394.3)	(392.3)	0.5%
Interest expense, net	(186.2)	(253.3)	(26.5)%

Income from continuing operations before income taxes and equity method investment earnings	$959.6	$696.5	37.8%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	FOURTH QUARTER
	14 Weeks Ended	13 Weeks Ended
	May 31, 2009	May 25, 2008	Percent Change
Net sales	$3,298.0	$3,066.6	7.5%
Costs and expenses:
Cost of goods sold	2,474.8	2,419.7	2.3%
Selling, general and administrative expenses	512.0	468.7	9.2%
Interest expense, net	51.4	69.6	(26.1)%

Income from continuing operations before income taxes and equity method investment earnings	259.8	108.6	139.2%
Income tax expense	94.6	30.0	215.3%
Equity method investment earnings	10.1	6.8	48.5%

Income from continuing operations	175.3	85.4	105.3%

Income (loss) from discontinued operations, net of tax	(0.6)	115.9	N/A

Net income	$174.7	$201.3	(13.2)%

Earnings per share – basic

Income from continuing operations	$0.39	$0.18	116.7%
Income (loss) from discontinued operations	—	0.23	(100.0)%

Net income	$0.39	$0.41	(4.9)%

Weighted average shares outstanding	445.8	486.0	(8.3)%

Earnings per share – diluted

Income from continuing operations	$0.39	$0.17	129.4%
Income (loss) from discontinued operations	—	0.24	(100.0)%

Net income	$0.39	$0.41	(4.9)%

Weighted average share and share equivalents outstanding	448.6	489.3	(8.3)%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)

	YEAR-TO-DATE
	53 Weeks Ended	52 Weeks Ended
	May 31, 2009	May 25, 2008	Percent Change
Net sales	$12,731.2	$11,563.5	10.1%
Costs and expenses:
Cost of goods sold	9,890.6	8,849.4	11.8%
Selling, general and administrative expenses	1,694.8	1,764.3	(3.9)%
Interest expense, net	186.2	253.3	(26.5)%

Income from continuing operations before income taxes and equity method investment earnings	959.6	696.5	37.8%
Income tax expense	337.2	227.3	48.4%
Equity method investment earnings	24.0	49.7	(51.7)%

Income from continuing operations	646.4	518.9	24.6%

Income from discontinued operations, net of tax	332.0	411.7	19.4%

Net income	$978.4	$930.6	5.1%

Earnings per share – basic

Income from continuing operations	$1.43	$1.06	34.9%
Income from discontinued operations	0.73	0.85	(14.1)%

Net income	$2.16	$1.91	13.1%

Weighted average shares outstanding	452.9	487.5	(7.1)%

Earnings per share – diluted

Income from continuing operations	$1.42	$1.06	34.0%
Income from discontinued operations	0.73	0.84	(13.1)%

Net income	$2.15	$1.90	13.2%

Weighted average share and share equivalents outstanding	455.4	490.9	(7.2)%

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ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)

	May 31, 2009	May 25, 2008
ASSETS
Current assets
Cash and cash equivalents	$243.2	$140.9
Receivables, less allowance for doubtful accounts of $13.9 and $17.6	781.4	890.6
Inventories	2,025.1	1,926.3
Prepaid expenses and other current assets	282.0	451.6
Current assets held for sale	4.9	2,672.6

Total current assets	3,336.6	6,082.0
Property, plant and equipment, net	2,640.4	2,482.3
Goodwill	3,491.3	3,480.1
Brands, trademarks and other intangibles, net	835.3	816.7
Other assets	768.1	553.2
Noncurrent assets held for sale	1.6	268.2

	$11,073.3	$13,682.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$3.7	$599.8
Current installments of long-term debt	24.7	14.9
Accounts payable	823.8	786.0
Accrued payroll	166.9	374.2
Other accrued liabilities	555.6	688.3
Current liabilities held for sale	—	1,188.1

Total current liabilities	1,574.7	3,651.3
Senior long-term debt, excluding current installments	3,265.4	3,186.9
Subordinated debt	195.9	200.0
Other noncurrent liabilities	1,316.4	1,293.0
Noncurrent liabilities held for sale	—	13.9
Common stockholders’ equity	4,720.9	5,337.4

	$11,073.3	$13,682.5

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